PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 57 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                    Dated November 1, 2001
                                                                  Rule 424(b)(3)

                                  $40,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

               Callable Index-Linked Notes due December 30, 2008
                   Based on the Value of the S&P 500(R) Index


The notes will pay the principal amount of $1,000 at maturity. In addition, the notes will also pay a supplemental amount if the value of the S&P 500(R) Composite Stock Price Index at maturity exceeds the initial index value, which is 1063.45. In each case, the payments are subject to our right to call all of the notes on or after May 8, 2004.

o    The principal amount and issue price of each note is $1,000.

o    We will not pay interest on the notes.

o At maturity, unless we have previously called the notes, you will receive the principal amount of $1,000 per note plus a supplemental amount based on the percentage increase, if any, in the S&P 500 Index at maturity. The supplemental amount will equal the greater of (x) zero and (y) the product of $1,000 and the percentage by which the final average index value exceeds 1063.45, the initial index value. The final average index value will be the average closing value of the S&P 500 Index over a period of three consecutive trading days commencing on December 19, 2008.

o If the final average index value of the S&P 500 Index is less than or equal to 1,063.45, you will not receive any supplemental amount, but you will still receive the principal amount of the notes.

o Beginning May 8, 2004, we have the right to call all of the notes at any time and pay you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per note that gives you a yield to call of 15% per annum on the issue price of each note from and including the date of issuance to but excluding the call date. If we decide to call the notes, we will give you notice at least 15 but not more than 30 days before the call date specified in the notice. If we call the notes, you will receive only the call price and will not be entitled to receive any supplemental amount.

o Investing in the notes is not equivalent to investing in the S&P 500 Index or its component stocks.

o We will apply to list the notes to trade under the symbol "JMS" on the American Stock Exchange LLC.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-8.

                            -----------------------
                                   PRICE 100%
                            -----------------------

                             Price             Agent's         Proceeds to
                           to Public         Commissions         Company
                          -----------        -----------       -----------
Per note..............       100%                .25%             99.75%
Total.................    $40,000,000          $100,000        $39,900,000


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the S&P 500 Composite Stock Price Index, which we refer to as the S&P 500 Index, subject to our right to call the notes for cash at any time on or after May 8, 2004. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per note that gives you a yield to call of 15% per annum on the issue price of the note from and including the date of issuance to but excluding the call date.


Each note costs $1,000           We, Morgan Stanley Dean Witter & Co., are
                                 offering you Callable Index-Linked Notes due
                                 December 30, 2008 Based on the Value of the
                                 S&P 500 Index. The principal amount and issue price of each note is $1,000.

Payment at maturity              Unlike ordinary debt securities, the notes do
                                 not pay interest. Instead, at maturity, unless we have previously called the notes, you will receive the principal amount of $1,000 per note, plus a supplemental amount if the average value of the S&P 500 Index at maturity is greater than 1063.45, the initial index value, which we determined on November 1, 2001.

                                          The Supplemental Amount

                                 The supplemental amount will be equal to the greater of (x) zero and (y) the product of $1,000 and the percentage by which the final average index value exceeds the initial index value. The final average index value will be the average closing value of the S&P 500 Index over a period of three consecutive trading days commencing on December 19, 2008. If the final average index value is greater than 1063.45, the supplemental amount will be calculated as follows:

       Supplemental   $1,000 x (Final Average Index Value - Initial Index Value)
          Amount    = ----------------------------------------------------------
                                      Initial Index Value

                                 If the final average index value is less than or equal to 1063.45, the supplemental amount will be zero. In other words, if the value of the S&P 500 Index at maturity is not greater than the initial index value and we do not call the notes, you will receive only the principal amount at maturity and will not receive any supplemental amount.

                                 On PS-6, we have provided a table titled
                                 "Hypothetical Payments on the Notes at
                                 Maturity," which illustrates the performance of the notes at maturity assuming a variety of hypothetical final average index values. The table does not show every situation that may occur.

                                 You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

                                 If a market disruption event occurs on
                                 December 12, 2008 or during the three trading days when the final average index value is to be determined, the maturity date of the notes may be postponed. See the section of this pricing supplement called "Description of Notes--Maturity Date."

Your return on the notes         The return investors realize on the notes may
may be limited by our call       be limited by our call right. We have the right
right                            to call all of the notes at any time beginning
                                 May 8, 2004, including at maturity, for the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per note that gives you a yield to call of 15% per annum on the issue price of the note from and including the date of issuance to but excluding the call date.

                                 Because we have the right to call the notes, you should not expect to obtain a total yield of more than 15% per annum on the issue price of the notes to the date we exercise our call right or the notes mature. If we call the notes, you will receive the call price and not an amount based upon the value of the S&P 500 Index.

                                 If we call the notes, we will do the
                                 following:

                                 o send a notice announcing that we have
                                   decided to call the notes;

                                 o specify in the notice a call date when you
                                   will receive the cash call price in exchange for delivering your note to the trustee; that call date will not be less than 15 nor more than 30 days after the date of the notice; and

                                 o specify in the notice the cash call price
                                   that we will pay you in exchange for each note.

                                 If we were to call the notes on May 8, 2004, which is the earliest day on which we may call the notes, the call price would be $1,418.22 per note. If we were to call the notes on the maturity date, the call price would be $2,714.26 per note. Please review "Hypothetical Call Price Calculations" on PS-7 for sample call price calculations for additional hypothetical call dates.

The yield to call on the         The yield to call on the notes is 15%, which
notes is 15%                     means that the annualized rate of return that
                                 you will receive on the issue price of the notes if we call the notes will be 15%. The calculation of the yield to call takes into account the issue price of the notes, the time from the date of issuance to the call date and the call price. If we call the notes on any particular call date, the call price will be an amount so that the yield to call on the notes to but excluding the call date will be 15% per annum.

MS & Co. will be the             We have appointed our affiliate, Morgan
calculation agent                Stanley & Co. Incorporated, which we refer to
                                 as MS & Co., to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co.
                                 will determine the call price that you will receive if we call the notes, the final average index value and the supplemental amount, if any, you will receive at maturity.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series C medium-term note program. You can
                                 find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and " --Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices."

                                 For a detailed description of the terms of the notes, including the specific mechanics for exercise of our call right, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors." The tax and accounting treatment of investments in index-linked notes such as these notes may differ from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                 Hypothetical Payments on the Notes at Maturity

     The following table illustrates the payment on each note at maturity for a range of hypothetical Final Average Index Values. The table assumes that the notes have not been called prior to maturity at the Call Price (as described on the following page under "Hypothetical Call Price Calculations"). The payments at maturity reflected in the table below are the lesser of (a) the sum of (i) the principal amount of $1,000 per note and (ii) the Supplemental Amount calculated using the Final Average Index Value and (b) $2,714.26, the Call Price applicable to a Call Date of December 30, 2008. The table is based on the following terms:

     o    Issue Price per Note: $1,000
     o    Initial Index Value: 1063.45
     o    Yield to Call: 15% per annum

      Final Average      Percentage Change      Supplemental        Payment
       Index Value       in S&P 500 Index          Amount         at Maturity
      -------------      -----------------      ------------      -----------
          212.69                -80%                  $0            $1,000
          425.38                -60%                  $0            $1,000
          638.07                -40%                  $0            $1,000
          850.76                -20%                  $0            $1,000
         1063.45                  0%                  $0            $1,000
         1276.14                 20%                $200            $1,200
         1488.83                 40%                $400            $1,400
         1701.52                 60%                $600            $1,600
         1914.21                 80%                $800            $1,800
         2126.90                100%              $1,000            $2,000
         2339.59                120%              $1,200            $2,200
         2552.28                140%              $1,400            $2,400
         2764.97                160%              $1,600            $2,600
         2977.66                180%              $1,800            $2,714.26
         3190.35                200%              $2,000            $2,714.26

                      Hypothetical Call Price Calculations

     The following table sets forth sample calculations of the Call Price for hypothetical Call Dates of May 8, 2004 (which is the earliest day on which we may call the Notes), December 30, 2008 (the Maturity Date) and each interim June 30 and December 30 based on the following terms:

     o    Original Issue Date: November 8, 2001
     o Yield to Call: 15% per annum (computed on the basis of a 360-day year of twelve 30-day months)
     o    Issue Price: $1,000 per Note

     The Call Price with respect to any Call Date is an amount of cash per Note such that the present value of the Call Price, discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 15% per annum, equals the Issue Price of $1,000.

                         Days from             Years from
Hypothetical Call      Original Issue        Original Issue         Discount Factor
      Date                 Date(1)         Date (Days/360)(1)      at Yield to Call(2)      Call Price      Issue Price
-----------------      --------------      ------------------      -------------------      ----------      -----------
May 8, 2004                   900                2.50000                 70.51076%          $ 1,418.22        $1,000
June 30, 2004                 952                2.64444                 69.10162%          $ 1,447.14        $1,000
December 30, 2004           1,132                3.14444                 64.43759%          $ 1,551.89        $1,000
June 30, 2005               1,312                3.64444                 60.08836%          $ 1,664.22        $1,000
December 30, 2005           1,492                4.14444                 56.03269%          $ 1,784.67        $1,000
June 30, 2006               1,672                4.64444                 52.25075%          $ 1,913.85        $1,000
December 30, 2006           1,852                5.14444                 48.72407%          $ 2,052.37        $1,000
June 30, 2007               2,032                5.64444                 45.43543%          $ 2,200.93        $1,000
December 30, 2007           2,212                6.14444                 42.36876%          $ 2,360.23        $1,000
June 30, 2008               2,392                6.64444                 39.50907%          $ 2,531.06        $1,000
December 30, 2008           2,572                7.14444                 36.84240%          $ 2,714.26        $1,000

-------------------
1    Based upon a 360-day year of twelve 30-day months.

                          1
2    Discount Factor = -------, where x is Years from Original Issue Date.
                       1.15(x)

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the S&P 500 Index. The return investors realize on the notes may be limited by our call right. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Notes are not ordinary senior    The notes combine features of equity and debt.
notes                            The terms of the notes differ from those of
                                 ordinary debt securities in that we will not pay interest on the notes. If the average value of the S&P 500 Index at maturity does not exceed the initial index value and we do not call the notes, you will receive only the par amount of $1,000 per note at maturity.
                                 Therefore, the return on your investment in the notes (the effective yield to maturity) may be less than the amount which would be paid on an ordinary debt security. The return of only the principal amount of each note at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Your appreciation potential      The appreciation potential of the notes may be
limited by our call              right. If we may be limited by our call
right                            exercise our call right, you will receive the
                                 cash call price described under "Description of Notes--Call Price" below and not an amount based upon the value of the S&P 500 Index. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per note that represents a yield to call of 15% per annum on the issue price of the note from the date of issuance to but excluding the call date. For examples of how the call price is calculated in certain hypothetical scenarios, see "Hypothetical Call Price Calculations" on
                                 PS-7. We may call the notes at any time on or after May 8, 2004, including on the maturity date. Because we have the right to call the notes, you should not expect to obtain a total yield of more than 15% per annum on the issue price of the notes to the date we exercise our call right or the notes mature.

Notes may not be actively        There may be little or no secondary market for
traded                           the notes. Although we will apply to list the
                                 notes on the American Stock Exchange LLC, which we refer to as the AMEX, the listing has not been approved. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS & Co. currently intends to act as a market maker for the notes, but it is not required to do so.

Market price of the notes        Several factors, many of which are beyond our
influenced by many               control, will influence the value of the notes:
unpredictable factors
                                 o the value of the S&P 500 Index

                                 o the volatility (frequency and magnitude of
                                   changes in price) of the S&P 500 Index

                                 o the dividend rate on the stocks underlying
                                   the S&P 500 Index

                                 o economic, financial, political and regulatory
                                   or judicial events that affect the stocks underlying the S&P 500 Index or stock markets generally and which may affect the value of the S&P 500 Index

                                 o  interest and yield rates in the market

                                 o the time remaining until we can call the
                                   notes and until the notes mature

                                 o our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the S&P 500 Index is at, below, or not sufficiently above the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the S&P 500 Index based on its historical performance. We cannot guarantee that the value of the S&P 500 Index will increase so that you will receive at maturity more than the principal amount of the notes. If we call the notes, you will receive the cash call price and not the supplemental amount, and your yield to the call date will be 15% per annum on the issue price of each note, which may be more or less than the return you would have received on a direct investment in the component stocks of the S&P 500 Index.

Adjustments to the               Standard and Poor's Corporation, or S&P(R), is
S&P 500 Index could              responsible for calculating and maintaining the
adversely affect the value       S&P 500 Index. S&P can add, delete or
of the notes                     substitute the stocks underlying the S&P 500
                                 Index or make other methodological changes that could change the value of the S&P 500
                                 Index. S&P may discontinue or suspend
                                 calculation or dissemination of the S&P 500
                                 Index. Any of these actions could adversely affect the value of the notes.

You have no                      As an owner of a note, you will not have
shareholder rights               voting rights or rights to receive dividends
                                 or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests of    As calculation agent, our affiliate MS & Co.
the calculation agent and its    will calculate the cash amount you will receive
affiliates may influence         if we call the notes, the final average index
determinations                   value and the supplemental amount, if any, we
                                 will pay to you at maturity. We expect that MS
                                 & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to the S&P 500 Index or its component stocks), including trading in the stocks underlying the S&P 500 Index as well as in other instruments related to the S&P 500 Index. Any of these hedging activities could influence MS & Co.'s determinations as calculation agent. MS & Co.
                                 and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P
                                 500 Index on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the S&P 500 Index and, accordingly, could affect the payout to you on the notes.

Tax treatment                    You should also consider the tax consequences
                                 of investing in the notes. If you are a U.S.
                                 taxable investor, you will be subject to annual income tax based on the comparable yield of the notes even though you will not receive any interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation" and the section called "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying prospectus
                                 supplement.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our Callable Index-Linked Notes due December 30, 2008 Based on the Value of the S&P 500 Index. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount...............  $40,000,000

Maturity Date..................  December 30, 2008, subject to extension in the event of a Market Disruption Event on the Final Call Valuation Date or on any Determination Date.

                                 If the Final Call Valuation Date is postponed due to a Market Disruption Event or otherwise and we elect to call the Notes, the Maturity Date will be postponed by a corresponding number of calendar days so that the Maturity Date will be the fifteenth calendar day following the scheduled Trading Day immediately following the Final Call Valuation Date. See "--Final Call Valuation Date" below.

                                 If we do not call the Notes and, due to a Market Disruption Event or otherwise, the third Determination Date for calculating the Final Average Index Value (the "Final Determination Date") is postponed so that it falls after December 24, 2008, the Maturity Date will be the third Trading Day following the Final Determination Date. See "--Final Average Index Value" below.

Specified Currency.............  U.S. Dollars

Issue Price....................  100%

Original Issue Date
(Settlement Date)..............  November 8, 2001

CUSIP..........................  617446GX1

Denominations..................  $1,000 and integral multiples thereof

Payment at Maturity............  Unless we have previously called the Notes, at maturity, upon delivery of the Notes to the Trustee, we will pay an amount of cash per Note equal to the principal amount of $1,000 plus the Supplemental Amount, if any.

                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Notes, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note and (ii) deliver such cash to the Trustee for delivery to the holders. The payment to you upon maturity of the Notes (including the return, if any, represented by the Supplemental Amount) will be denominated in U.S. dollars.

Supplemental Amount............  The greater of (a) zero and (b) the product of
                                 $1,000 and the S&P 500 Index Percent Change, as determined by the Calculation Agent.

S&P 500 Index Percent Change...  The S&P 500 Index Percent Change is a
                                 fraction, the numerator of which is the Final Average Index Value less the Initial Index Value and the denominator of which is the Initial Index Value. The S&P 500 Index Percent Change is described by the following formula:

                              (Final Average Index Value - Initial Index Value)
                            ----------------------------------------------------
                                           Initial Index Value

Final Average Index Value......  The arithmetic average of the Index Closing
                                 Values on each of the first three Trading Days from and including December 19, 2008 on which no Market Disruption Event occurs (each, a "Determination Date"), as determined by the Calculation Agent.

Initial Index Value............  1,063.45

Index Closing Value............  The Index Closing Value on any Trading Day
                                 will equal the closing value of the S&P 500
                                 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below) at the regular official weekday close of the principal trading session of the New York Stock Exchange (the "NYSE") on that Trading Day. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation."

Morgan Stanley Call Right .....  On any scheduled Trading Day on or after May
                                 8, 2004, we may call the Notes, in whole but not in part, for the Call Price. We will not pay you a Supplemental Amount if we call the Notes.

                                 If we call the Notes, the cash Call Price will be delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Note to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date.....  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 15 but not more than 30 days prior to the Call Date, and which may not be later than the Trading Day immediately succeeding the Final Call Valuation Date.

Call Date......................  The scheduled Trading Day on or after May 8,
                                 2004 and on or prior to the Maturity Date specified by us in our notice of mandatory exchange, on which we will pay the cash Call Price to holders of Notes.

Call Price.....................  The Call Price with respect to any Call Date is an amount of cash per Note, calculated by the Calculation Agent, such that the present value of the Call Price, discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 15% per annum computed on the basis of a 360-day year of twelve 30-day months, equals the Issue Price.

                                 For more information regarding the
                                 determination of the Call Price and examples of how the Call Price is calculated in certain hypothetical scenarios, see "Hypothetical Call Price Calculations" on PS-7.

Yield to Call..................  The Yield to Call on the Notes is 15%, which means that the annualized rate of return that you will receive on the Issue Price of the Notes if we call the Notes will be 15%. The calculation of the Yield to Call takes into account the Issue Price of the Notes, the time from the Original Issue Date to the Call Date and the Call Price. If we call the Notes on any particular Call Date, the Call Price will be an amount so that the Yield to Call on the Notes to but excluding the Call Date will be 15% per annum. See "Hypothetical Call Price Calculations" on PS-7.

Final Call Valuation Date......  December 12, 2008; provided that if such day is not a Trading Day or if a Market Disruption Event occurs on such day, the Final Call Valuation Date will be the first succeeding Trading Day on which no Market Disruption Event occurs.

Trading Day....................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange, and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note..............  Book Entry

Senior Note or Subordinated
Note...........................  Senior

Trustee........................  The Chase Manhattan Bank

Agent for the underwritten
offering of the Notes..........  MS & Co.

Calculation Agent..............  MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the Final
                                 Average Index Value, the Supplemental Amount, if any, and the Call Price will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event........  "Market Disruption Event" means, with respect to the S&P 500 Index:

                                   (i) a suspension, absence or material
                                   limitation of trading of stocks then
                                   constituting 20 percent or more of the level of the S&P 500 Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the relevant Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the S&P 500 Index (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation
                                   Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to adjust or unwind all or a material portion of the hedge with respect to the Notes.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange..............  "Relevant Exchange" means the primary U.S.
                                 organized exchange or market of trading for any security then included in the S&P 500 Index or any Successor Index.

Alternate Exchange
Calculation in Case of an
Event of Default ..............  In case an event of default with respect to the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable per Note upon any acceleration of the Note shall be determined by the Calculation Agent and shall be an amount in cash equal to the lesser of (a) the sum of (i) the Principal Amount plus (ii) the Supplemental Amount, if any, calculated using as the Final Average Index Value the Index Closing Value as of the date of acceleration and (b) the Call Price, calculated as though the date of acceleration were the Call Date (regardless of whether the date of acceleration is a day which occurs prior to May 8, 2004).

S&P 500 Index..................  We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P.

                                 The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment. By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.

                                                                                          Divisor
                                       Type of                                           Adjustment
                                   Corporate Action         Adjustment Factor             Required
                                 ---------------------  ------------------------         -----------
                                 Stock split            Shares Outstanding                    No
                                    (i.e. 2x1)          multiplied by 2;
                                                        Stock Price divided by 2

                                 Share issuance         Shares Outstanding plus               Yes
                                    (i.e. Change >= 5%) newly issued Shares

                                 Share repurchase       Shares Outstanding minus              Yes
                                    (i.e. Change >= 5%) Repurchased Shares

                                 Special cash           Share Price minus Special             Yes
                                    dividends           Dividend

                                 Company change         Add new company Market                Yes
                                                        Value minus old company
                                                        Market Value

                                 Rights offering        Price of parent company               Yes
                                                        minus
                                                        (Price of Rights
                                                         ---------------
                                                         Right Ratio)

                                 Spinoffs               Price of parent company               Yes
                                                        minus
                                                        (Price of Spinoff Co.
                                                         --------------------
                                                         Share Exchange Ratio)

                                 Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected

                                 Component Stock, a new Index Divisor ("New
                                 Divisor") is derived as follows:

                     Post-Event Aggregate Market Value
                     ---------------------------------- = Pre-Event Index Value
                                 New Divisor


                                   Post-Event Aggregate Market Value
                     New Divisor = ---------------------------------
                                        Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the
S&P 500 Index; Alteration
of Method of Calculation.......  If S&P discontinues publication of the S&P 500
                                 Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to the holders of the Notes within three Trading Days of such selection.

                                 If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will determine the Index Closing Value in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Final Average Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.........  The following table sets forth the high and low Index Closing Values, as well as
                                 end-of-quarter Index Closing Values, of the S&P 500 Index for each quarter in the period from January 1, 1996 through November 1, 2001. The Index Closing Value on November 1, 2001 was 1084.10. We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                                 The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500 Index as of any Determination Date. The value of the S&P 500 Index may decrease so that you will receive only the principal amount at maturity. We cannot give you any assurance that the value of the S&P 500 Index will increase so that you will receive a payment in excess of the principal amount of the Notes at maturity.

                                                                        Period
                                                       High     Low       End
                                                       ----     ---    --------
                                 1996:
                                  First Quarter.....  661.45   598.48    645.50
                                  Second Quarter....  678.51   631.18    670.63
                                  Third Quarter.....  687.31   626.65    687.31
                                  Fourth Quarter....  757.03   689.08    740.74
                                 1997:
                                  First Quarter.....  816.29   737.01    757.12
                                  Second Quarter....  898.70   737.65    885.14
                                  Third Quarter.....  960.32   891.03    947.28
                                  Fourth Quarter....  983.79   876.99    970.43

                                                                        Period
                                                       High     Low       End
                                                       ----     ---    --------
                                 1998:
                                  First Quarter.....  1105.65   927.69  1101.75
                                  Second Quarter....  1138.49  1077.01  1133.84
                                  Third Quarter.....  1186.75   957.28  1017.01
                                  Fourth Quarter....  1241.81   959.44  1229.23
                                 1999:
                                  First Quarter.....  1316.55  1212.19  1286.37
                                  Second Quarter....  1372.71  1281.41  1372.71
                                  Third Quarter.....  1418.78  1268.37  1282.71
                                  Fourth Quarter....  1469.25  1247.41  1469.25
                                 2000:
                                  First Quarter.....  1527.46  1333.36  1498.58
                                  Second Quarter ...  1516.35  1356.56  1454.60
                                  Third Quarter.....  1520.77  1419.89  1436.51
                                  Fourth Quarter....  1436.28  1264.74  1320.28
                                 2001:
                                  First Quarter.....  1373.73  1117.58  1160.33
                                  Second Quarter....  1312.83  1103.25  1224.42
                                  Third Quarter.....  1236.72   965.80  1040.94
                                  Fourth Quarter
                                  (through November
                                    1, 2001)........  1104.61  1038.55  1084.10

Use of Proceeds and Hedging....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the S&P 500 Index and other instruments. Purchase activity could have potentially increased the value of the S&P 500 Index, and therefore effectively have increased the level to which the S&P 500 Index must rise before you would receive at maturity a payment that exceeds the principal amount of the Notes. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities on the Determination Dates. Although we have no reason to believe that our hedging activity had, or will in the future have, a material impact on the value of the S&P 500 Index, we cannot give any assurance that we did not, or in the future will not, affect such value as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution...................  Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. We expect to deliver the Notes against payment therefor in New York, New York on November 8, 2001. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley.............  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Notes.

                                 The license agreement between S&P and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's(R)," "S&P(R)," "S&P
                                 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension
Plans and Insurance Companies..  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal
Income Taxation................  The Notes are index-linked notes and investors should refer to the discussion under "United
                                 States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "--Optionally Exchangeable Notes" in the accompanying prospectus supplement. In connection with the discussions thereunder, we have determined that the "comparable yield" is an annual rate of 4.484% compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1,372.75.

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.